Exhibit 4.7

FIFTH SUPPLEMENT AND AMENDMENT

TO THE SERIES D PREFERRED SHARE PURCHASE AGREEMENT

DATED JUNE 26, 2014

THIS FIFTH SUPPLEMENT AND AMENDMENT (the “Supplement”) is made as of December 30, 2015, by and between InSightec Ltd., a private limited company organized and existing under the laws of Israel (the “Company”), York Global Finance II S.à r.l., a limited liability company organized under the laws of Luxemburg (“York”), Shanghai GEOC Hengtong Investment Limited Partnership, a limited liability partnership organized under the laws of the People’s Republic of China (“GEOC”), Fortune China Limited, a company incorporated under the laws of the British Virgin Islands (“Fortune China”), Meditech Advisors LLC, a limited liability company organized under the laws of Delaware (“MTA”), MRF Family Holdings, LLLP, a limited liability limited partnership organized and existing under the laws of Florida (“MRF”), Dr. Lawrence Platt (“Platt”), Mr. Michael P. Stansky (“Stansky”), Mr. Kenneth G. Langone (“Langone”), CIH- InSightec Ltd. series, a series of Cranley Investment Holdings, LLC a limited liability company organized under the laws of Delaware (“CIH”), Primatec Holdings S.A., a company organized under the laws of Panama (“Primatec”), Focused Holdings LP, a limited liability partnership organized and existing under the laws of Delaware or any of its affiliates (“Focused”), Woodburn Holdings II S.A. (“Woodburn”), Mr. Christopher C. Dewey (“Dewey”), Ms. Kattia Raskosky Chamorro (“Chamorro”), Mr. Sergio Raskosky (“Raskosky”), Skyview Investments LLC, a limited liability company organized under the laws of Delaware (”Skyview”) and Focused Holding Canada Ltd., a limited liability company organized under the laws of Canada (”Focused Canada”)  (each of York, GEOC, Fortune China, MTA, MRF, Platt, Langone, CIH, Primatec, Focused, Woodburn, Dewey, Chamorro, Raskosky, Skyview and Focused Canada shall be referred to as a “Purchaser” or “Party”, and together the “Purchasers” or the “Parties”).

WHEREAS	the Company and certain Purchasers are parties to that certain Series D Preferred Share Purchase Agreement, dated June 26, 2014, as previously amended on September 7, 2014, December 15, 2014, February 10, 2015, and June 10, 2015 (the “Agreement”);

WHEREAS	the Company wishes to raise equity financing from certain Purchasers and additional investors, in an aggregate amount of US$22,000,000 by way of issuance of additional Series D Preferred Shares on substantially the same terms as those in the Agreement; and

WHEREAS	each of York, MTA, MRF, Platt, Langone, CIH, Primatec, Focused, Woodburn, Dewey, Chamorro, Raskosky, Skyview and Focused Canada (the “Additional Purchasers”) wish to invest in the Company in consideration for Series D Preferred Shares to be issued by the Company, subject to the terms and conditions set forth below.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation and Preamble

            1.1.   The preamble of this Supplement shall be an integral part thereof.

            1.2.   In this Supplement, unless specified otherwise, all terms shall have the meaning ascribed to them in the Agreement.

2.	Amendments to the Agreement

             2.1.    The Company and the Additional Purchasers agree that the Additional Purchasers shall invest an aggregate amount of $22,000,000 in the Company (the “Additional Investment”), in consideration for the issuance by the Company of 11,342,261 Series D Preferred Shares (the “Additional Purchased Shares”), at the Series D Purchase Price. Schedule 1 to this Supplementsets forth the Additional Investment of each Additional Purchaser.

             2.2.    The Additional Investment is made under the terms, covenants and provisions of the Agreement and the Additional Purchasers hereby agree to such terms, covenants and provisions. All of the Additional Purchased Shares shall be subject to all of the rights, obligations, and restrictions of the Shares described in the Agreement and the Company's Articles, including, without limitation, the provisions of Section 2.4 of the Agreement related to the Issuance of Additional Shares in the Event of Valuation Adjustment. The Additional Purchasers acknowledge and agree that upon execution and delivery of this Supplement, each Additional Purchaser shall be deemed a “Purchaser” and the Additional Purchased Shares shall be deemed “Shares”, for all purposes of the Agreement.

             2.3.    Additional Investment Closing.

Subject to the satisfaction or waiver of the conditions set forth in the Agreement and in this Supplement, the purchase and sale of the Additional Purchased Shares shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and the Additional Purchaser mutually agree upon orally or in writing and in no event later than December 31, 2015 (“Additional Investment Closing“).

             2.4.    The Additional Investment Closing shall be subject to the condition to Closing set forth in the Agreement, subject to the following amendments:

(a) Representations, Warranties and Covenants. The representations and warranties contained in Section 5 of the Agreement shall be true and correct at and as of the Closing as though then made.

(b) Amendment of the Articles of Association and Memorandum of Association. The Company shall have made all corporate proceedings required in connection with the adoptions of amendments to the Articles and to the Memorandum of Association substantially in the form set forth in Exhibit 2.5(b) attached hereto (“New Articles”).

(c) Amendment of the Securityholders Agreement. The Company and the Securityholders shall have duly amended the Eighth Amended and Restated Securityholders Agreement, dated September 12, 2014, substantially in the form set forth in Exhibit 2.5(c) attached hereto.

(d) Board of Directors. On or before the Additional Investment Closing, a person designated by Focused (“Focused Designated Director”) shall have been duly appointed to serve on the Board of Directors pursuant to Article 23.4(d) of the new Articles.

(e) Insurance and Indemnification Letter for Focused Designated Director. The Company shall execute and deliver an indemnification letter (in the same form executed and delivered to all of the Company's existing directors) to the Focused Designated Director and the Company shall include such new director within the coverage of its directors' and officers' insurance policy.

3.	Miscellaneous

            3.1.     All notices and communications to be given or made under the Agreement shall be in writing and in accordance with the terms of the Agreement. Notices to Woodburn, Dewey, Chamorro and Raskosky shall be sent at the following addresses:

If to Woodburn Holdings II S.A.:

Woodburn Holdings II S.A.

Edificio Centro Magna Corp

Piso 5to. #  502-A

Avenida Ricardo Arango, Calle manuel M. Icaza

Panamá, República de Panamá

Email: efh@ayucus.com; woodfunds@ayucus.com

If to Mr. Christopher C. Dewey:

11 South Marina Drive

Key Largo, FL 33037

Tel: +1-908-500-4459

Email: ccdewey@gmail.com

With a copy to: cdeweyoffice@embarqmail.com

If to Ms. Kattia Raskosky Chamorro:

El Mango #4

Comarca Santo Domingo

Managua Nicaragua

Telephone: +505 89278777

Email: kattiaraskosky@gmail.com

If to Mr. Sergio Raskosky:

Sergio Raskosky

Avenida Reforma 9-55, Zona 10

Edificio Reforma 10, oficina 1202

Guatemala, Guatemala

Telephone: + 502 23661572

Email: srh@raskosky.com

If to Skyview Investments LLC:

Skyview Investments LLC

36 Skyview Lane

Sudbury, MA 01776

Email: mpstansky@gmail.com

If to Focused Holding Canada Ltd.:

Focused Holdings Canada Limited

181 Bay St. Suite 250

Toronto, Ontario M5J 2T3

Canada

Email: dscheiner@friedberg.ca

             3.2.    This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplement.

             3.3.    Except as provided herein, all terms and conditions of the Agreement shall remain unchanged. In the event of any contradiction between the provisions of this Supplement and the Agreement, the provisions of this Supplement shall prevail.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Supplement to the Agreement to be duly executed and delivered as of the date first written above.

On behalf of Company:

/s/ Kobi Vortman and Roni Karie
Insightec Ltd. Name: Kobi Vortman and Roni Karie Title: CEO and CFO

On behalf of GEOC:

/s/ Weiling Gin
Shanghai GEOC Hengtong Investment Limited Partnership Name: Weiling Gin Title: Legal Representative

On behalf of Fortune China:

/s/ Zhu Hepeng
Fortune China Limited Name: Zhu Hepeng Title: Director

On behalf of York:

/s/ John J. Fosina
York Global Finance II S.à r.l. Name: John J. Fosina Title: Manager

On behalf of MTA:

/s/ Samuel Cubal
Meditech Advisors LLC Name: Samuel Cubal Title: MNC Director

On behalf of MRF:

/s/ Maurice R. Ferre
MRF Family Holdings, LLLP Name: Maurice R. Ferre Title: President

On behalf of Platt:

/s/ Lawrence Platt
Dr. Lawrence Platt

On behalf of Langone:

/s/ Kenneth G. Langone
Kenneth G. Langone

On behalf of Stansky:

/s/ Micheal P Stansky
Michael P. Stansky

On behalf of CIH :

/s/ Alberto Beck
CIH- InSightec Ltd. series, a series of Cranley Investment Holdings, LLC Name: Mr. Alberto Beck Title: Manager

On behalf of Primatec:

/s/ Rene A. Morales
Primatec Holdings S.A. Name: Rene A. Morales Title: President

On behalf of Focused:

/s/
Focused Holding LP Name: _____________ Title: Member, GP

On behalf of Woodburn :

/s/
Woodburn Holdings II S.A. Name: Fernandez Lang Title: Director

On behalf of Dewey:

/s/ Christopher C. Dewey
Christopher C. Dewey

On behalf of Chamorro:

/s/ Kattia R. Chamorro
Kattia Raskosky Chamorro

On behalf of Raskosky:

/s/ Sergio Raskosky
Sergio Raskosky

On behalf of Skyview:

/s/ Micheal Stansky
Skyview Investments LLC Name: Micheal Stansky Title: Managing Member

On behalf of Focused Canada:

/s/ Dan Scheier
Focused Holding Canada Ltd. Name: Dan Scheier Title: V.P

Schedule 1

ADDITIONAL PURCHASERS & ADDITIONAL INVESTMENT

Purchasers	Additional Investment (US$)	No. of Purchased Preferred D Shares
York Global Finance II S.à R.L.	$2,750,000	1,417,783
MRF Family Holdings, LLLP	$114,584	59,075
Meditech Advisors LLC	$266,951	137,629
Kenneth G. Langone	$859,375	443,057
DR. Lawrence Platt	$6,875	3,544
Focused Holdings LP	$6,364,262	3,281,142
Woodburn Holdings II S.A	$687,500	354,446
Primatec Holdings S.A.	$343,750	177,223
CIH - InSightec Ltd. Series, a Series of Cranley Investment Holdings LLC	$343,750	177,223
Christopher C. Dewey	$1,375,000	708,891
Kattia Raskosky Chamorro	$68,750	35,445
Sergio Raskosky	$687,500	354,446
Skyview Investments LLC	$859,375	443,057
Focused Holding Canada Ltd.	$7,272,328	3,749,302
Total	$22,000,000	11,342,261